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                                                                    EXHIBIT 99.1




CONTACT:

Kenneth W. Schneider                   John P. Kehoe/Van Negris
First Pacific Networks, Inc.           Kehoe, White, Savage and Company, Inc.
(408) 943-7600                         (212)888-1616


FOR IMMEDIATE RELEASE

                             FIRST PACIFIC NETWORKS NAMES
                  PAUL C. O'BRIEN CHAIRMAN OF THE BOARD OF DIRECTORS

SAN JOSE, CA - OCTOBER 29, 1996 -- Paul C. O'Brien, 57, has been named Chairman of the Board of Directors of First Pacific Networks, Inc. (NASDAQ:FPNX)("FPN").

The announcement was made by M. Peter Thomas, President and Chief Executive Officer, who said: "We are gratified by the naming of Paul O'Brien, a Director of First Pacific Networks, Inc. since October 1994, to Chairman of our Board of Directors. As Chairman, his exceptionally strong technical and business experience, accomplishments, and leadership skills will mesh well with the challenges and opportunities we face in our company."

Paul C. O'Brien, Chairman of the Board of Directors of First Pacific Networks, stated: "The rapidly evolving telecommunications environment is a demanding and competitive marketplace. Indeed, the conceptual foundations of FPN's technologies and products have served as models for the development of the broadband marketplace and confirms the validity of FPN's vision and business focus.

"Our challenge in the coming months will be to strengthen the financial balance sheet of the Company while nurturing and progressing the base of on-going evaluations and trials of our cable telephony and power management systems and products both domestically and internationally. Current marketing efforts for our FPN1000 -TM- cable telephony product family are focused on cable system operators in international markets, where cable operators either are permitted, or will soon be permitted to provide telephone services, and emerging countries where telephone penetration or quality of service is low. We believe that the initial market for PowerView -TM-, our energy management system, is that of domestic electric power utilities.

"I am confident in the potential of the application of our technology in our target markets. Our technology is sound and is operating to specifications in current operating and field test installations in this country and several outside the United States."

Mr. O'Brien succeeds Craig J. Brunet as Chairman of First Pacific Networks, who resigned as a Director to pursue other business interests. Mr. Thomas added:
"We wish to acknowledge the contributions of our former Chairman and CEO, C.J. Brunet, to our company and wish him well in his diverse business activities going forward.


                                        -more-


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                                                                    EXHIBIT 99.1

FIRST PACIFIC NETWORKS, INC.
October 29, 1996
Page Two


Mr. O'Brien has over 30 years of telecommunications industry experience, having served in increasingly responsible executive positions within the Bell System since joining New York Telephone in 1964. Prior to his appointment as Chairman of New England Telephone in June 1993, Mr. O'Brien served for five years as President and Chief Executive Officer of that company. He moved to New England Telephone from New York Telephone on being named Executive Vice President and Chief Operating Officer in 1987. He began his business career in technical marketing with General Electric in 1960, resigning in 1961 to serve as an officer in the United States Air Force where he attained the rank of Captain. He joined New York Telephone on his release from active duty.

Upon his retirement from NYNEX in January, 1995, Mr. O'Brien established and is President of The O'Brien Group, Inc., an investment consulting firm concentrating on information technology applications for the domestic market. He is also President of Pan-Asian Development Company which handles similar activities in the Pacific Rim.

He has served in various capacities on behalf of numerous community and business organizations, including serving as Chairman of the following: Greater Boston Chamber of Commerce, the Boston Coordinating Committee, the Center For Corporate Community Relations-Boston College, The Boston Private Industry Youth Program, The Governor's Council of Economics & Technology and The Old North Church Foundation. He also serves as a member of the Board of Directors of The Bank of Boston, as President of Jobs For Massachusetts, Inc., as a trustee of the New England Aquarium as a overseer of both WGBH-TV public television and the Boston Symphony Orchestra and as a Corporator of the Museum of Science.

Mr. O'Brien received a degree in Electrical Engineering from Manhattan College in 1960 and an MBA from New York University in 1968. He holds honorary degrees from the University of Massachusetts, the Wentworth Institute and Northeastern University, which named him CEO of the year in 1992 and where he serves as a member of the Board of Visitors and on its Executive Committee. Mr. O'Brien and his family reside in Concord, Massachusetts.

First Pacific Networks, Inc., develops and markets products for telephone, data, and energy management communications over hybrid fiber/coaxial cable networks, both domestically and internationally.


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